Exhibit (c) (9)

CONFIDENTIAL Project Fusion September 2021 Imperial Capital's View of Potential Houlihan Lokey and Special Committee Valuation

CONFIDENTIAL

Imperial's View on Valuation Analysis

STEEL CONNECT

Implied Share Price Range

($US in millions, except for share price)		Low		Midpoint		High
Implied TEV - IWCO	$	363.2	$	377.7	$	393.7
Less: IWCO ST + LT Debt		363.8		363.8		363.8
Remaining Equity Value	**$**	**-**	**$**	**13.9**	**$**	**29.9**
Implied TEV - ModusLink		113.0		116.7		120.8
Less: ModusLink ST + LT Debt		-		-		-
Remaining Equity Value	**$**	**113.0**	**$**	**116.7**	**$**	**120.8**
Less: STCN LT Debt		11.8		11.8		11.8
Plus: Potential Seller Calculation of NOLs		38.4		38.4		38.4
Equity Value Range	**$**	**139.6**	**$**	**157.2**	**$**	**177.3**
Shares Outstanding		62.8		62.8		62.8
Implied Share Price Range	**$**	**2.21**	**$**	**2.50**	**$**	**2.82**

Imperial Capital

2

CONFIDENTIAL Imperial's View on Valuation Analysis 3 Share Price Sensitivity Note: Assumes approximately 3.3% and 2.1% perpetual growth rate for IWCO and ModusLink, respectively IWCO Discount Rate 11.4% 12.4% 13.4% 14.4% 15.4% 10.5% 4.47 $3.59 $2.90 $2.34 $1.89 $11.5% 4.24 $3.37 $2.68 $2.12 $1.66 $12.5% 4.07 $3.19 $2.50 $1.94 $1.49 $13.5% 3.92 $3.05 $2.36 $1.80 $1.34 $14.5% 3.80 $2.93 $2.24 $1.68 $1.22 $ModusLink Disc. Rate IWCO Discount Rate 11.4% 12.4% 13.4% 14.4% 15.4% 10.5% 5.00 $4.03 $3.27 $2.66 $2.16 $11.5% 4.75 $3.78 $3.02 $2.41 $1.91 $12.5% 4.56 $3.58 $2.82 $2.21 $1.72 $13.5% 4.40 $3.43 $2.67 $2.06 $1.56 $14.5% 4.27 $3.30 $2.54 $1.93 $1.43 $ModusLink Disc. Rate Note: Assumes approximately 3.8% and 2.6% perpetual growth rate for IWCO and ModusLink, respectively IWCO Discount Rate 11.4% 12.4% 13.4% 14.4% 15.4% 10.5% 3.99 $3.21 $2.58 $2.06 $1.64 $11.5% 3.79 $3.01 $2.38 $1.86 $1.44 $12.5% 3.63 $2.84 $2.21 $1.70 $1.27 $13.5% 3.50 $2.71 $2.08 $1.57 $1.14 $14.5% 3.39 $2.60 $1.97 $1.46 $1.03 $ModusLink Disc. Rate Note: Assumes approximately 2.8% and 1.6% perpetual growth rate for IWCO and ModusLink, respectively

CONFIDENTIAL Imperial's View on Valuation Analysis 4 IWCO Enterprise Value Sensitivity Enterprise Value Sensitivity Analysis - Perpetuity Growth Discount Rate 377.70 $11.4% 12.4% 13.4% 14.4% 15.4% 2.3% 431 $386 $350 $320 $295 $Perpetuity 2.8% 452 $403 $363 $331 $304 $Growth 3.3% 476 $421 $378 $343 $314 $Rate 3.8% 503 $442 $394 $355 $324 $4.3% 533 $464 $411 $369 $335 $ ModusLinkEnterprise Value Sensitivity Enterprise Value Sensitivity Analysis - Perpetuity Growth Discount Rate 116.67 $10.5% 11.5% 12.5% 13.5% 14.5% 1.1% 130 $119 $110 $102 $95 $Perpetuity 1.6% 136 $123 $113 $105 $98 $Growth 2.1% 142 $128 $117 $108 $100 $Rate 2.6% 149 $133 $121 $111 $103 $3.1% 156 $139 $125 $115 $106$

CONFIDENTIAL

Imperial's View on Valuation Analysis

STEEL CONNECT

IWCO Discounted Cash Flow Analysis

IWCO Direct Discounted Cash Flow Analysis					
($ in millions)	Fiscal Year Ended,				
	2021P	2022P	2023P	2024P	2025P
Total Sales	**$ 389.8**	**$ 263.0**	**$ 279.4**	**$ 294.8**	**$ 309.5**
Cost of Goods Sold	303.6	208.5	189.4	200.9	213.2
Gross Profit	**$ 86.3**	**$ 54.5**	**$ 90.0**	**$ 93.9**	**$ 96.3**
% Margin	*22.1%*	*20.7%*	*32.2%*	*31.9%*	*31.1%*
EBITDA	**$ 23.2**	**$ 6.1**	**$ 49.1**	**$ 60.2**	**$ 61.9**
% Margin	*5.9%*	*2.3%*	*17.6%*	*20.4%*	*20.0%*
EBITDA	**$ 23.2**	**$ 6.1**	**$ 49.1**	**$ 60.2**	**$ 61.9**
Less: Depreciation & Amortization	(37.1)	(31.0)	(33.1)	(34.2)	(35.3)
EBIT	**$ (13.9)**	**$ (24.9)**	**$ 16.0**	**$ 26.0**	**$ 26.5**
Less: Taxes	-	-	(4.2)	(6.8)	(6.9)
Plus: Depreciation & Amortization	37.1	31.0	33.1	34.2	35.3
Less: Capital Expenditures	(4.1)	(1.2)	(5.2)	(8.0)	(8.0)
Less: Change in Net Working Capital	(8.2)	(11.4)	1.0	1.1	1.2
Unlevered Free Cash Flow	**$ 10.9**	**$ (6.5)**	**$ 40.8**	**$ 46.5**	**$ 48.1**
Present Value of Future Cash Flows	**$ 10.9**	**$ (5.8)**	**$ 31.7**	**$ 31.9**	**$ 29.1**

Perpetuity Growth Method	
WACC	**13.4%**
Cumulative PV of FCF	$ 97.9
Terminal Year FCF	48.1
Growth Rate	**3.3%**
Terminal Value	**$ 492.1**
PV of Terminal Value	279.8
Implied Enterprise Value	**$ 377.7**
Implied 2021P EBITDA Multiple	*16.3x*

Note: Growth rate calculated as approximate 60/40 weighted average between projected 10 year inflation rate per Federal Reserve Bank of Cleveland and post-operational enhancement revenue CAGR from 2022-2025.

Imperial Capital

5

CONFIDENTIAL Imperial's View on Valuation Analysis 6 IWCO Weighted Average Cost of Capital Analysis Source: CapitalIQ.Company Debt/ Equity% Beta (5-Yr) Cost of Debt Unlevered Beta (5-Yr) Interest Expense ($MM) Total Debt ($MM) Effective Tax Rate Omnicom Group Inc. 154% 0.9 26% 0.4 (207.6) 6,341.1 3.3% The Interpublic Group of Companies, Inc. 161% 1.1 26% 0.5 (189.8) 5,115.1 3.7% Digital Media Solutions, Inc. N/A 0.0 26% N/A (13.3) 221.2 6.0% ContextLogic Inc. 5% 0.0 26% 0.0 (3.0) 45.0 6.7% Baozun Inc. 43% 1.1 26% 0.8 (56.6) 2,680.9 2.1% Creative Realities, Inc. 76% 3.9 26% 2.5 (1.0) 7.4 13.0% Marin Software Incorporated 55% 0.3 26% 0.2 (0.2) 8.1 2.0% Average: 82% 1.0 26% 0.7 (67.4) 2,059.8 5.3% Beta Buildup Cost of Equity Unlevered Beta 0.7 Risk-Free Rate1 2.5% Target Debt/Equity 82% Relevered Beta 1.2 Assumed Tax Rate 26% Market Return2 13.5% Relevered Beta 1.2 Size Premium3 5.5% Cost of Equity 21.2% WACC Calculation Debt% 45.2% Notes: Equity% 54.8% 1 Per Duff & Phelps recommendation Tax Rate 26.0% 2 Average 10-year S&P 500 return WACC 13.4% 3 Per Duff & Phelps recommendation based off 5-year avg. EBITDA

CONFIDENTIAL

Imperial's View on Valuation Analysis

ModusLink Discounted Cash Flow Analysis

ModusLink Discounted Cash Flow Analysis					
($ in millions)	Fiscal Year Ended,				
	2021P	2022P	2023P	2024P	2025P
Total Sales	**$ 234.2**	**$ 236.5**	**$ 240.3**	**$ 249.5**	**$ 259.3**
Cost of Goods Sold	185.3	186.9	190.9	198.2	206.0
Gross Profit	**$ 48.9**	**$ 49.6**	**$ 49.4**	**$ 51.3**	**$ 53.3**
% Margin	*20.9%*	*21.0%*	*20.6%*	*20.6%*	*20.6%*
EBITDA	**$ 12.0**	**$ 17.7**	**$ 17.5**	**$ 19.4**	**$ 21.4**
% Margin	*5.1%*	*7.5%*	*7.3%*	*7.8%*	*8.3%*
EBITDA	**$ 12.0**	**$ 17.7**	**$ 17.5**	**$ 19.4**	**$ 21.4**
Less: Depreciation & Amortization	(3.7)	(3.5)	(3.5)	(3.5)	(3.5)
EBIT	**$ 8.3**	**$ 14.2**	**$ 14.0**	**$ 15.9**	**$ 17.9**
Less: Taxes	(2.1)	(3.6)	(3.5)	(4.0)	(4.5)
Plus: Depreciation & Amortization	3.7	3.5	3.5	3.5	3.5
Less: Capital Expenditures	(3.1)	(4.0)	(5.0)	(4.5)	(5.0)
Less: Change in Net Working Capital	3.9	0.5	0.1	0.7	0.7
Unlevered Free Cash Flow	**$ 10.7**	**$ 10.7**	**$ 9.1**	**$ 11.6**	**$ 12.6**
Present Value of Future Cash Flows	**$ 10.7**	**$ 9.5**	**$ 7.2**	**$ 8.2**	**$ 7.9**

Perpetuity Growth Method	
WACC	**12.5%**
Cumulative PV of FCF	$ 43.4
Terminal Year FCF	12.6
Growth Rate	**2.1%**
Terminal Value	**$ 124.4**
PV of Terminal Value	73.2
Implied Enterprise Value	**$ 116.7**
Implied 2021P EBITDA Multiple	*9.7x*

Note: Growth rate calculated as approximate 60/40 weighted average between projected 10 year inflation rate per Federal Reserve Bank of Cleveland and projected revenue CAGR from 2022-2025.

Imperial Capital

7

CONFIDENTIAL Imperial's View on Valuation Analysis 8 ModusLinkWeighted Average Cost of Capital Analysis Source: CapitalIQ.Company Debt/ Equity% Beta (5-Yr) Cost of Debt Unlevered Beta (5-Yr) Interest Expense ($MM) Total Debt ($MM) Effective Tax Rate XPO Logistics, Inc. 269% 2.1 25% 0.7 (303.0) 7,968.0 3.8% Aspen Technology, Inc. 41% 1.2 25% 0.9 N/A 329.6 N/A Generix SA 57% 0.6 25% 0.4 (0.5) 25.4 2.0% ExlService Holdings, Inc. 34% 1.0 25% 0.8 (10.2) 249.4 4.1% R. R. Donnelley & Sons Company N/A 2.9 25% N/A (136.9) 1,761.2 7.8% PFSweb, Inc. 161% 1.9 25% 0.8 (1.4) 82.1 1.8% Molecular Data Inc. N/A 0.0 25% N/A (10.7) 180.4 5.9% Average: 112% 1.4 25% 0.7 (77.1) 1,513.7 4.2% Beta Buildup Cost of Equity Unlevered Beta 0.7 Risk-Free Rate1 2.5% Target Debt/Equity 112% Relevered Beta 1.4 Assumed Tax Rate 25% Market Return2 13.5% Relevered Beta 1.4 Size Premium3 5.5% Cost of Equity 23.0% WACC Calculation Debt% 52.9% Notes: Equity% 47.1% 1 Per Duff & Phelps recommendation Tax Rate 25.0% 2 Average 10-year S&P 500 return WACC 12.5% 3 Per Duff & Phelps recommendation based off 5-year avg. EBITDA